Exhibit 10.41

AMERICAN EXPRESS

ESTABLISHMENT SALES AND SERVICING PROGRAM AGREEMENT

	Service Agent Information		Service Agent Primary Contact
Entity Name:	Heartland Payment Systems, Inc.	Name:	Conan A. Lane
Place of Organization:	Delaware	Title:	Executive Director Operational Productivity
Street Address:	90 Nassau Street	Street Address:	90 Nassau Street
City, State, Zip Code:	Princeton, New Jersey 08542	City, State, Zip Code:	Princeton, New Jersey 08542
Form of Organization:	☒ Corporation ☐ LLC ☐ Partnership ☐ Other	Tel:	(609) 683-3831 x2221

Number of Target Merchants in Service Agent Merchant Base as of Effective Date:	57,000	Fax:	(609) 683-3815
Registered Processor:	Heartland Payment Systems, Inc.	E-mail:	Conan.Lane@e-hps.com
Registered Risk Manager:	Heartland Payment Systems, Inc.	Additional Notice Contact Information (if applicable):	Charles Kallenbach, Esq. General Counsel and Chief Legal Officer 90 Nassau Street, Princeton, New Jersey

This Establishment Sales and Servicing Program Agreement, effective as of December 20, 2007 (the Effective Date), is between AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation (American Express), and HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (Service Agent).

1. OVERVIEW OF PROGRAM

1.1 Background and Objectives

American Express has designed a program to increase acceptance of Cards among small merchants by offering an integrated service and competitive pricing through third party service agents, which program is known as the Establishment Sales and Servicing Program (the Program). Service Agent has agreed to participate in the Program on the terms and conditions provided in this Agreement.

1.2 Overview of Service Agent Responsibilities

Service Agent shall act as American Express’s agent in: (a) providing solicitation services by recruiting Target Merchants and causing Target Merchants that elect to participate in the Program to execute Card Acceptance Agreements directly with American Express; and

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(b) providing the transactional support services described in Section 4.1 of this Agreement and in the Operating Regulations on behalf of American Express. Service Agent represents and warrants that, as of the Effective Date, the Service Agent Merchant Base consists of the number of Target Merchants indicated in the chart above.

1.3 Overview of American Express Responsibilities

American Express shall: (a) establish the Discount and any other fees and assessments payable by Program Merchants; (b) enter into Card Acceptance Agreements directly with Target Merchants that elect to participate in the Program; and (c) provide settlement, clearing, and related functions required to support Service Agent’s performance of the Services.

2. DEFINITIONS

Capitalized terms that are used but not defined in this Agreement shall have the meanings provided in Schedule 1 or in the Operating Regulations.

3. LIMITED GRANT OF AUTHORITY; NON-EXCLUSIVITY

3.1 Limited Grant of Authority

American Express authorizes Service Agent to act as American Express’s agent during the Term, solely in accordance with the terms and conditions of this Agreement, for the sole purpose of providing the solicitation and transaction Services referenced in Section 1.2. Service Agent acknowledges that such authorization is non- transferable, except as specifically permitted by this Agreement.

3.2 Non-Exclusive Relationship

Service Agent acknowledges that its participation in the Program is non-exclusive and that American Express intends to conduct the same or similar Programs with other service agents.

4. PROVISION OF SERVICES

4.1 Scope of Services

Service Agent shall provide the sales, processing, risk management, merchant servicing, and other services and functions described in the Operating Regulations and elsewhere in this Agreement (Services). American Express shall provide the settlement, clearing, and related functions described in the Operating Regulations and elsewhere in this Agreement as necessary to support Service Agent’s performance of the Services. Service Agent shall provide: (a) the solicitation services described in Section 1.2(a) that require face-to-face interaction with Target Merchants at the locations of the Target Merchants; and (b) all other Services described in this Agreement or in the Operating Regulations from a location of its choosing (subject to the limitations provided in Section 10); provided, however, that the product and the benefit of all Services shall be deemed to be tendered to American Express at its location in New York.

4.2 Program Launch Conditions

Service Agent shall satisfy the Program Launch Conditions provided in the Operating Regulations prior to performing any Services.

4.3 Financial Terms

All fees and other amounts payable to Service Agent for performance of the Services are provided in Schedule 4.

4.4 Responsibility for Resources

Except as provided in Section 8.6(b) and (c) of this Agreement and Section 6 of Schedule 4, American Express and Service Agent shall each provide all resources necessary to fulfill their respective obligations under this Agreement, including personnel, financial, and technology resources, and shall assume all costs associated with such resources.

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5. DEFINITION OF AGREEMENT; OPERATING REGULATIONS

5.1 Operating Regulations

This Agreement consists of these terms and conditions, the Schedules attached to these terms and conditions, and the Operating Regulations made available to Service Agent by American Express, as they may be amended or updated from time to time in accordance with Sections 5.2 and 20.19.

5.2 Applicability of Operating Regulations

(a) American Express may change the Operating Regulations in accordance with the change process provided in this Agreement and the Operating Regulations. Changes that American Express makes to the Operating Regulations shall be of general applicability (e.g., a change applicable to Program Merchants in a particular industry and not solely to Service Agent). Service Agent shall implement such changes as soon as is reasonably possible, and in all cases within the time period specified in the change notice. If implementing such change within the required timeframe would cause significant hardship to Service Agent, Service Agent shall notify American Express within 30 days of receipt of the change notice of the nature of the hardship, and propose in writing a plan and alternate timeline for implementing the change within 90 days of receipt of the change notice. If American Express accepts the proposal, then Service Agent shall implement the change in accordance with the proposed plan and alternate timeline. If American Express does not accept the proposal, the parties shall work in good faith to address Service Agent’s concerns. If the parties are unable to reach an agreement as to the manner of implementation of a particular change within 180 days after Service Agent’s receipt of notice of such change from American Express, and if such change is not yet implemented, then American Express may terminate this Agreement upon 30 days’ notice to Service Agent.

(b) If Service Agent does not notify American Express of its objection to a change to the Operating Regulations specified by American Express, or if the parties agree upon an alternate timeframe for such change, in each case pursuant to Section 5.2(a), and Service Agent fails to implement such change within the timeframe specified by American Express in the applicable change notice or the alternate timeframe agreed upon by the parties, then American Express may charge Service Agent the corresponding Non- Compliance Fees provided in the Operating Regulations or applicable change notice.

(c) Service Agent acknowledges that American Express is the owner of all proprietary rights in and to the Operating Regulations, and that the information revealed in such Operating Regulations is Confidential Information of American Express. Without the prior written consent of American Express, Service Agent shall not disclose the contents of the Operating Regulations to any person except as necessary to enable it to perform the Services, nor shall Service Agent copy or reproduce the Operating Regulations in whole or in part except for such purpose.

(d) To the extent possible, the terms and conditions in this Agreement and the content in the Operating Regulations shall be interpreted to give each their full effect. However, if there is any conflict between terms and conditions in this Agreement and the content in the Operating Regulations, the terms and conditions in this Agreement shall control.

6. EQUALITY OF TREATMENT

6.1 Equality of Treatment

Service Agent shall provide the Services with at least a materially similar level of accuracy, timeliness, detail, and reliability with which it provides services similar to the Services for Other Payment Products. Similarly, Service Agent’s support of Cards at Program Merchants (e.g., timeframe for settling Charges, placement and

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ongoing maintenance of decals and other point of sale advertising and promotion materials) shall be no less favorable to American Express than Service Agent’s support for Other Payment Products is to other card networks except where the support of Cards at Program Merchants differ in accordance with this Agreement and the Operating Regulations from those of Other Payment Products. American Express’s support of Service Agent’s provision of Services to Program Merchants and solicitation of Target Program Merchants shall be no less favorable to Service Agent than support provided to other service agents in the Program.

6.2 Misrepresentations by Service Agent

In performing the Services, Service Agent shall not knowingly make any misrepresentations to Target Merchants or Program Merchants concerning American Express’s speed of payment or Discount, nor shall Service Agent knowingly discourage Target Merchants from accepting the Card.

7. PERFORMANCE STANDARDS

7.1 General Performance Standards

Service Agent shall provide the Services: (a) with promptness and diligence, in a workmanlike manner, and in accordance with the practices high professional standards used in well-managed operations performing services similar to the Services; (b) in accordance with the Performance Standards and other express requirements provided in the Operating Regulations; and (c) using adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

7.2 Specific Performance Standards

In the event that Service Agent becomes aware of a failure to meet a Performance Standard provided in the Operating Regulations, Service Agent shall promptly: (a) investigate, assemble, and preserve pertinent information with respect to, and document the causes of, the problem, including performing a root cause analysis of the problem; (b) conduct a joint review with American Express to review the failure and discuss remedial action; (c) advise American Express, as and to the extent requested by American Express, of the status of remedial efforts being undertaken; (d) use commercially reasonable efforts to minimize the impact of and correct the problem and begin meeting the Performance Standard; and (e) implement measures designed to prevent recurrence of the problem.

7.3 Failure to Meet Certain Performance Standards

Service Agent recognizes that its failure to meet the Performance Standards may have a material adverse impact on American Express’s business and operations and that the damage from this failure is not susceptible of precise determination. Accordingly, if Service Agent fails to meet certain Performance Standards, then in addition to any non-monetary remedies available to American Express under this Agreement, at law or in equity, American Express may elect in lieu of pursuing other monetary remedies to recover the corresponding Non-Compliance Fees provided in this Agreement or the Operating Regulations as liquidated damages and as its sole and exclusive monetary remedy for such failure of Service Agent.

8. SALES CHANNELS

8.1 General Requirements

(a) Beginning on the Program Launch Date, Service Agent shall use all Direct Sales Channels to recruit Target Merchants for the Program. If during the Term Service Agent demonstrates to American Express’s satisfaction that its Indirect Sales Channels have implemented appropriate risk management processes and Independent Sales Organization oversight processes, American Express may authorize Service Agent to also use such Indirect Sales Channels to recruit Target Merchants, subject to Section 8.2 in the case of ISOs.

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8.2 IS0 Registration

Service Agent may recruit Target Merchants for the Program, utilizing any ISOs that are registered with American Express in accordance with the registration process provided in the Operating Regulations.

8.3 Sales Channel Restrictions

Service Agent shall not use an Indirect Sales Channel that is not authorized pursuant to Section 8.1, or an IS0 that has not been registered with American Express in accordance with the registration process provided in the Operating Regulations without obtaining American Express’s prior written approval, which American Express may withhold in its sole discretion.

8.4 Contract Sales Channels

Section 8.1 is not intended to limit Service Agent’s right to use, or to authorize its Direct Sales Channels and registered ISOs to use, individual Sales Agents hired as employees or on a contract basis. Service Agent is not required to register such individual Sales Agent contractors with American Express.

8.5 Solicitation of Existing Merchants

(a) Except as provided in Section 8.5(b), Service Agent shall not have the right to solicit for participation in the Program any Service Establishments that accept Cards, or have in the prior ***** months accepted Cards, that are serviced by American Express under another American Express Card Service program at the time of the solicitation (Existing American Express Merchants); provided that there shall be no restriction on Service Agent’s right to solicit for the Program any Service Establishments that accept Cards, or have in the prior ***** months accepted Cards, where such merchants accepted Cards as merchants serviced by another service agent under the Program. If and when Service Agent meets the requirements in Schedule 7, American Express shall authorize Service Agent to begin soliciting Existing American Express Merchants for participation in the Program. Except as provided in Section 8.5(b), Service Agent shall not solicit Existing American Express Merchants until it has received confirmation from American Express in writing that Service Agent has met the requirements in Schedule 7.

(b) Beginning on the Program Launch Date, Service Agent may solicit and sign up to ***** new Program Merchants that either: (i) are merchants within the Service Agent Merchant Base that have (A) previously been offered participation in the Program by another service agent and (B) subsequently initiated discussions about the Program with Service Agent; or (ii) are Existing American Express Merchants signed by the Service Agent Direct Sales Force that are not within the Service Agent Merchant Base at the time of signing (i.e., new Service Agent merchants). If Service Agent reaches the ***** Program Merchant limit specified above, and would like the right to offer participation in the Program to additional merchants that meet the criteria in item (i) above, then Service Agent shall be permitted to solicit and sign such additional Program Merchants provided it provides documentation to American Express demonstrating that the criteria in item (i) above have been satisfied for all such new Program Merchants, including (1) the name of soliciting service agent; (2) the date of the solicitation; and (3) the date Service Agent offered participation in the Program to the new Program Merchant.

8.6 Access to Program Merchants

(a) Service Agent shall serve as the sole “first line” customer interface with Program Merchants for purposes of sales, customer service and relationship management in connection with the Services.

(b) American Express may communicate directly with Program Merchants regarding Program-related matters, including for Program Merchant inspections. American Express shall coordinate such communications with Service Agent. At American Express’s commercially reasonable request, Service Agent shall notify Program Merchants that American

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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Express will be communicating with them in the manner contemplated by this Section 8.6(b); provided, however, that American Express will reimburse Service Agent for the reasonable out-of- pocket costs approved in advance in writing by American Express that Service Agent incurs in connection with any such communications undertaken by Service Agent on American Express’ behalf.

(c) American Express may communicate directly with Program Merchants for any other purpose not related to the Program, including for (i) marketing American Express products and services or (ii) conducting programs designed to enhance the value of the American Express Network. At American Express’s commercially reasonable request, Service Agent shall notify Program Merchants that American Express will be communicating with them in the manner contemplated by the previous sentence, provided, however, that American Express will reimburse Service Agent for the reasonable out-of- pocket costs approved in advance and in writing by American Express that Service Agent incurs in connection with any such communications undertaken by Service Agent on American Express’ behalf.

9. REGISTRATION PROCESS FOR PROCESSING AND RISK MANAGEMENT SERVICES

Processing Services and Risk Management Services shall only be performed by entities that are designated in the Operating Regulations as Registered Processors or Registered Risk Managers, as applicable. If Service Agent is not a Registered Processor or Registered Risk Manager, Service Agent is required to subcontract such Services pursuant to Section 10. If American Express removes an entity that Service Agent is using to provide Processing Services or Risk Management Services from the list of Registered Processors or Registered Risk Managers in the Operating Regulations, Service Agent shall replace such entity with another Registered Processor or Registered Risk Manager within 60 days after receiving such notice.

10. SUBCONTRACTING

10.1 Authority to Subcontract

Service Agent shall obtain American Express’s written consent prior to subcontracting any of the Services, subject to the following:

(a) Service Agent may subcontract Processing Services and Risk Management Services to an entity designated as a Registered Processor or Registered Risk Manager, as applicable, in the Operating Regulations. If Service Agent intends to use a Registered Processor or Registered Risk Manager to provide Services, it shall list such entities in the chart at the beginning of this Agreement, and update such information during the Term as necessary.

(b) Service Agent shall not be required to obtain prior written consent from American Express if the subcontract: (i) involves the provision of the same or substantially similar services for both the Card and Other Payment Products; (ii) does not involve the use of personnel, equipment, or other resources located outside the United States; and (iii) does not involve Services that require human interaction with Program Merchants or permit or require access to or use of AXP Data.

(c) As of the Effective Date, American Express consents to Service Agent’s use of the subcontractors listed in Schedule 5.

10.2 Resolutions to Subcontracting Concerns

If American Express expresses concerns to Service Agent about a subcontract covered by Section 10.1, Service Agent shall discuss such concerns with American Express and diligently work in good faith to resolve American Express’s concerns on a mutually acceptable basis. However, if American Express notifies Service Agent that the nature of the concern is of such a nature that such subcontractor should be removed immediately from performing Services under this Agreement, Service Agent shall immediately remove such subcontractor. This provision shall not operate or be construed to limit Service Agent’s responsibility for the acts or omissions of subcontractors.

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10.3 Responsibility for Subcontractors

Service Agent shall remain responsible for all obligations, services, and functions performed by subcontractors, Sales Agent contractors, and other Service Agent Personnel to the same extent as if such obligations, services, and functions were performed by Service Agent and for purposes of this Agreement such work shall be deemed work performed by Service Agent.

10.4 Other Subcontracting Obligations

Service Agent shall be American Express’s sole point of contact regarding all Services. Service Agent shall not disclose AXP Data, the Operating Regulations, or other Confidential Information to a subcontractor, Sales Agent contractor, or other Service Agent Personnel (other than an employee of Service Agent) unless and until such entity or person has agreed in writing to protect the confidentiality of such information in a manner substantially equivalent to that required of Service Agent under this Agreement. Service Agent shall have the sole right and obligation to supervise, manage, and otherwise control its subcontractors, Sales Agent contractors, and other Service Agent Personnel. Service Agent shall cause all such entities and persons to comply with the obligations and restrictions applicable to Service Agent under this Agreement to the extent applicable to each such subcontractor, including obligations to meet the Program Launch Conditions and comply with applicable American Express review and compliance requirements described in the Operating Regulations prior to providing Services from a new facility; provided, however, Service Agent shall not be required to grant American Express rights of audits for subcontractors with which Service Agent has entered into an agreement covering the subcontracted Services prior to the Effective Date of this Agreement to the extent (a) such agreement does not allow Service Agent to grant such audit rights to American Express and (b) Service Agent is unable to obtain such rights if requested by American Express after using commercially reasonable efforts.

10.5 Increased Taxes

If Service Agent chooses to use subcontractors in performing the Services under this Agreement, in no event shall Service Agent’s entering into any subcontract result in an increase in agreed upon charges and Service Agent shall be responsible for and shall indemnify and hold harmless American Express from any new or increased taxes or other charges associated with any such subcontract.

11. IMPACT ON ESA AGREEMENT AND AUTHORIZED PROCESSOR AGREEMENT

11.1 ESA Agreement

During the Term, the rights and duties of American Express and Service Agent under any ESA Agreement into which they may have entered shall be suspended as they apply to Target Merchants and Program Merchants, provided American Express shall continue to pay residual compensation payable under the ESA Agreements for any such Target Merchants and Program Merchants that were signed as Service Establishments under an ESA Agreement by Service Agent prior to the Effective Date of this Agreement.

11.2 Authorized Processor Agreement

(a) During the Term, any Authorized Processor Agreement into which the parties may have entered shall remain valid and in full force.

(b) Service Agent shall perform Processing Services in accordance with this Agreement, the Operating Regulations, and, to the extent applicable, the Authorized Processor Agreement in effect between it or its Registered Processor and American Express. The terms and conditions in this Agreement and the Authorized Processor Agreement shall be interpreted to give each their full effect. However, if there is an express conflict between the Authorized Processor Agreement and this Agreement and the Operating Regulations, the Authorized Processor Agreement shall control, subject to the following:

(i) The fact that the two agreements address the same topic does not necessarily create an express conflict. For example, Service Agent (or its Registered Processor) shall be responsible for providing reports, meeting the performance standards, and cooperating with audits required under each agreement. Likewise, Service Agent shall perform the Authorization Services and Submission Services covered by the Authorized Processor Agreement, as well as any additional Authorization Services and Submission Services described in the Operating Regulations.

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(ii) The definitions in the Glossary of this Agreement shall apply to capitalized terms in this Agreement and to capitalized terms in the Authorized Processor Agreement when it applies to Services covered by this Agreement.

(iii) If a claim or other dispute relating to Authorization Services, Submission Services, or a data security compromise that is covered by both agreements arises, then the dispute resolution, indemnification, liability, governing law, and similar provisions in the Authorized Processor Agreement shall control solely with respect to such claim or other dispute. This Agreement shall control with respect to all other claims and disputes relating to the Program.

(iv) If Service Agent identifies a conflict between the two agreements that impacts the manner in which it performs Services, it shall promptly notify American Express and work in good faith with American Express to resolve the conflict.

(v) For clarification, this Agreement is not intended to impact the manner in which Service Agent (or its Registered Processor) performs services or other functions under the Authorized Processor Agreement that are outside the scope of the Program described in this Agreement.

12. CONFIDENTIALITY; USE OF LICENSED MARKS

12.1 Confidentiality

The terms of Section 14.b of the Authorized Processor Agreement between American Express and Service Agent dated May 24, 2000, as amended is incorporated in its entirety into this Section 12.1, provided that:

(a) References in such language to “Processor” shall be deemed references to “Service Agent” in this Agreement.

(b) Section 14.b.i.(2) of such language is deleted for purposes of this Agreement.

(c) References to “AmEx Services” in such language shall be deemed references to “Services” in this Agreement.

12.2 Use of Marks

Schedule 2 provides certain terms governing Service Agent’s use of American Express trademarks. Service Agent shall comply with such terms in performing the Services.

13. TERM AND TERMINATION

13.1 Term

This Agreement commences as of the Effective Date and shall remain in effect for five years (the Initial Term) unless otherwise terminated as set forth below. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one year terms (in each case, a Subsequent Term), unless either party gives written notice of non-renewal to the other party at least 180 days prior to the end of the then-current Initial Term or Subsequent Term or unless the Agreement is otherwise terminated as described below. In this Agreement, Term refers to the Initial Term and any Subsequent Terms.

13.2 Termination for Cause

Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to cure such breach within 30 days after receiving written notice thereof from the terminating party.

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13.3 Termination for Material Adverse Change or Financial Instability

Either party may terminate this Agreement effective upon notice to the other party if: (a) the other party begins liquidation or dissolution proceedings; (b) the other party assigns a substantial portion of its assets for the benefit of its creditors; (c) bankruptcy proceedings or similar federal or state court proceedings are filed with respect to the other party’s business; (d) the other party fails to pay its debts as they become due (other than debts for which such party has a bona fide dispute); or (e) the other party is listed on the U.S. Department of Treasury, Office of Foreign Assets Control, Specially Designated Nationals List.

13.4 Additional Termination Rights

(a) American Express may terminate this Agreement on five days written notice to Service Agent if Service Agent: (i) fails to pay more than 50% of the aggregate Net Settlement Funds payable by Service Agent to Program Merchants on a given day for three consecutive Business Days unless Service Agent can demonstrate to American Express’s reasonable satisfaction that Service Agent is acting reasonably and in good faith in failing to make such payments; (ii) misdirects payments or makes erroneous payments that in the aggregate amount to more than (A) 20% of the volume of Charges presented to American Express for settlement in any week or (B) 10% of the volume of Charges presented to American Express for settlement in any month; (iii) uses a third party to perform Processing Services that is not a Registered Processor or a third party to perform Risk Management Services that is not a Registered Risk Manager; or (iv) fails to implement a change to the Operating Regulations, or an alternate plan for implementing such change approved in writing by American Express, within the timeframe required in Section 5.2.

(b) Service Agent may terminate this Agreement on five days written notice to American Express if American Express fails to provide 50% of aggregate Net Settlement Funds payable to Service Agent on a given day within the timeframes required by Schedule 4 for three consecutive Business Days, excluding amounts American Express withholds in accordance with the Operating Regulations.

13.5 Termination for Convenience

American Express may terminate this Agreement for convenience and without cause at any time by giving Service Agent at least 180 days’ prior notice designating the termination date. If a purported termination for cause by American Express under this Agreement is ultimately determined not to have been properly a termination for cause, then such termination by American Express shall instead be deemed to be a termination for convenience under this Section 13.5.

13.6 Reimbursement of Certain Costs

(a) In the event of termination of this Agreement by American Express pursuant to Section 13.5 prior to the fourth anniversary of the Effective Date, American Express shall pay to Service Agent the applicable Termination Fee specified in Section 13.6(b). Such payment shall not be a condition precedent to the termination.

(b) The Termination Fee referenced in Section 13.6(a) shall be calculated by multiplying the applicable percentage in the chart below, by the actual ESSP Development Costs incurred by Service Agent (and not previously reimbursed by American Express pursuant to Schedule 4) prior to the Program Launch Date.

Effective Date of Termination	%
Before the 1st anniversary of the Effective Date	*****%
After the 1st anniversary but before the 2nd anniversary of the Effective Date	*****%
After the 2nd anniversary but before the 3rd anniversary of the Effective Date	*****%
After the 3rd anniversary but before the 4th anniversary of the Effective Date	*****%
After the 4th anniversary of the Effective Date	*****%

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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14. RIGHTS AND OBLIGATIONS AFTER EXPIRATION OR TERMINATION

14.1 General Obligations

Following the termination or expiration of this Agreement, (a) Service Agent shall (i) cease soliciting Target Merchants for the acceptance of Cards and signing up new Program Merchants for acceptance of the Cards under this Agreement and (ii) provide the assistance requested by American Express pursuant to this Section 14 (Transition Assistance); and (b) unless the parties agree otherwise, the rights and duties of American Express and Service Agent under any applicable ESA Agreement then in effect shall resume.

14.2 Transition Merchants

Program Merchants that have a valid Card Acceptance Agreement as of the effective date of expiration or termination of this Agreement shall be deemed Transition Merchants.

14.3 Transition Assistance

(a) Upon any termination of this Agreement:

(i) the parties shall transition such Transition Merchants to an American Express platform if commercially reasonable given American Express’s capabilities and business strategy at the time of transfer; or

(ii) if transitioning such merchants to American Express under clause (i) is not commercially reasonable, the parties shall work together in good faith to agree upon and implement another mutually agreed solution that (A) facilitates uninterrupted Card acceptance, and (B) appropriately protects Service Agent’s remaining interests in, and relationships with. such—Transition Merchants (e.g., Service Agent’s existing relationships with such Transition Merchants with respect to Other Payment Products).

(b) Upon termination or expiration of this Agreement, Service Agent shall provide the reasonable Transition Assistance requested by American Express to allow the Services to continue without interruption or adverse effect to American Express or the Transition Merchants and to facilitate the orderly transfer of the Services to American Express or its designee (including other service agents). Service Agent shall provide the Transition Assistance activities described in this Section 14 and the Operating Regulations at no charge, and funding for additional activities will be agreed upon by the parties if and when required.

14.4 Transition Assistance Term

Each party shall continue performing its obligations under this Agreement for each Transition Merchant until: (a) such Transition Merchant begins receiving services directly from American Express or from another service agent under the Program or another standard American Express Card Service program; (b) such Transition Merchant ceases to accept Cards; or (c) American Express elects to terminate such Transition Merchant’s Card Acceptance Agreement.

14.5 Transfer to American Express

For each Transition Merchant that elects to transition from Service Agent, Service Agent shall take the steps necessary to assign and transfer all its rights and obligations under this Agreement relating to such Transition Merchants to American Express. These steps shall include, as requested by American Express: (a) providing American Express with current Merchant Data for the Transition Merchants; (b) joining American Express in an introductory letter to such Transition Merchants explaining the transition; (c) supporting resolution of open issues and second presentments from Transition Merchants; and (d) providing other assistance reasonably requested by American Express.

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14.6 Post-Transition Assistance

Within 30 days following the termination or expiration of this Agreement, and Service Agent’s completion of its responsibilities under this Section 14 and the Operating Regulations, Service Agent shall return to American Express, or certify to American Express the destruction of, all documents, manuals, lists, and other documents and data of any type containing confidential or proprietary information of American Express, including AXP Data and the Operating Regulations, and all copies thereof.

14.7 Non-Disclosure of Merchant Data

(a) American Express shall not knowingly use any Merchant Data obtained under this Agreement (so long as such information remains confidential under and without breach of Section 12) to assist any third party in soliciting Program Merchants for the purpose of providing services substantially similar to the Services for Cards or for Other Payment Products.

(b) Nothing in this Section 14.7 or elsewhere in this Agreement shall restrict American Express from: (i) sharing aggregate data from the Program or key learnings about merchant response and behavior with and among other service agents participating in similar programs, provided that such information is not specific to Service Agent and does not identify any individual Program Merchants participating in the Program at the time of disclosure; or (ii) communicating the benefits of a direct relationship with American Express under American Express’s standard Card acceptance program.

15. PROPRIETARY RIGHTS

This Section 15 describes each party’s rights with respect to American Express Materials and Service Agent Materials provided or developed under this Agreement.

15.1 American Express Materials

(a) American Express retains all right, title and interest in and to American Express Materials. American Express grants to Service Agent a nonexclusive, nontransferable, royalty- free license during the Term to use American Express Materials only to the extent necessary for performing the Services. American Express also grants to Service Agent the right to sublicense such rights to approved subcontractors to perform work as permitted under this Agreement for the benefit of American Express and the Program Merchants. Service Agent shall cease all use of American Express Materials upon expiration or termination of this Agreement and completion of the transition activities contemplated by Section 14.

(b) Any materials developed under this Agreement that are: (i) derivative works of American Express Materials (e.g., modifications and upgrades); or (ii) wholly new materials developed by American Express that are not derivative works of Service Agent Materials shall be considered American Express Materials. As between American Express and Service Agent, American Express shall own all patent, copyright, trademark, trade secret, transferable moral and other intellectual property rights in such developed American Express Materials.

15.2 Service Agent Materials

(a) Service Agent retains all right, title and interest in and to Service Agent Materials. Service Agent grants to American Express a non-exclusive, non-transferable, royalty-free license to use Service Agent Materials during the Term only to the extent necessary to perform work and receive the benefit of the Services as contemplated by this Agreement. American Express shall cease all use of Service Agent Materials upon expiration or termination of this Agreement and completion of the transition activities contemplated by Section 14.

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(b) Any materials developed under this Agreement that are: (i) derivative works of Service Agent Materials (e.g., modifications and upgrades); or (ii) wholly new materials developed by Service Agent that are not derivative works of American Express Materials shall be considered Service Agent Materials, in each case excluding any American Express Materials or Confidential Information incorporated therein. As between American Express and Service Agent, Service Agent shall own all patent, copyright, trademark, trade secret, transferable moral and other intellectual property rights in such developed Service Agent Materials.

15.3 Residual Knowledge and Restrictions

Nothing contained in this Agreement shall restrict a party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such party’s personnel relating to the Services which either party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such party does not breach its obligations of confidentiality or infringe the intellectual property rights of the other party or third parties who have licensed or provided materials to the other party.

16. COVENANTS, REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

16.1 Covenants, Representations and Warranties

Service Agent covenants that, during the Term of this Agreement, (a) it shall perform all Services in a manner, and at a level of quality and timeliness, that is substantially similar to its performance of similar services for Other Payment Products; and (b) any and all Direct Program Merchant Fees (as defined in Section 4.2 of Schedule 4j that Service Agent charges a Program Merchant shall be directly related to processing and merchant servicing functions provided to such Program Merchant in connection with the Program. American Express represents that it has negotiated termination for convenience rights similar to those in Section 13.5 in the other Establishment Sales and Servicing Program Agreement(s) that were executed by American Express prior to the Effective Date of this Agreement.

16.2 Mutual Representations and Warranties

Each party represents and warrants to the other that (a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; (h) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such party and shall not constitute a violation of any judgment, order or decree; (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and (d) there is no proceeding pending or, to the knowledge of the party, threatened that challenges or may have a material adverse affect on this Agreement or the transactions contemplated by this Agreement. Further, as of the date hereof, American Express and Service Agent represents and warrants that it has provided, and Service Agent represents and warrants that it has received, a copy of the Operating Regulations as of the Effective Date.

16.3 Disclaimers

(a) THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE. THERE ARE NO EXPRESS WARRANTIES OTHER THAN AS PROVIDED IN THIS AGREEMENT AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

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(b) Service Agent’s compliance with the data security provisions in this Agreement and the Operating Regulations shall not in any way relieve Service Agent’s obligations to American Express under this Agreement, nor relieve or decrease Service Agent’s liability in any way. Service Agent is responsible at its sole expense for providing any additional data security measures that it deems necessary to protect its particular data and interests. American Express does not in any way represent or warrant that the measures contained in this Agreement and the Operating Regulations are sufficient or adequate to protect Service Agent’s particular data and interests.

(c) Service Agent is solely responsible for selecting any ISOs, Registered Processors, Registered Risk Managers, and other subcontractors that it requires to provide the Services. American Express makes no implied or express representations or warranties regarding the skills, experience, or capabilities of such entities by registering or approving them as contemplated in Sections 9 and 10.

17. INDEMNITIES

17.1 Service Agent Indemnities

Service Agent shall, at its expense and American Express’s request, indemnify, defend and hold harmless American Express, American Express Affiliates, and their respective officers, directors, employees, agents, representatives, successors and permitted assigns, from and against any Losses arising out of or in connection with: (a] the inaccuracy or untruthfulness of any representation or warranty made by Service Agent; (b) any claim from a third party (other than a Program Merchant) arising out of a failure by Service Agent to comply with its obligations under this Agreement, including failures to comply with Applicable Law and Service Agent’s obligations under Section 12; (c) any claim of infringement or misappropriation of any trade secret, copyright or other proprietary rights (other than patent rights), alleged to have occurred because of systems, software, materials, or other resources provided by Service Agent to American Express, or based upon performance of the Services by Service Agent; (d) any claim or action by any Sales Agent or other Service Agent Personnel that American Express is liable to such person as the employer or joint employer of such person, including and any claim for employee benefits as a result thereof; (e) any claim brought by a Target Merchant or Program Merchant arising out of a failure of Service Agent to perform or comply with its obligations with respect to Other Payment Products or Cards under a Merchant Processing Agreement or under any other contractual relationship between the Program Merchant and Service Agent; and (f) any claim or action by subcontractors arising out of Service Agent’s breach or violation of Service Agent’s subcontracting arrangements.

17.2 American Express Indemnities

American Express shall, at its expense and Service Agent’s request, indemnify, defend and hold harmless Service Agent, Service Agent Affiliates, and their respective officers, directors, employees, agents, representatives, successors and permitted assigns, from and against any and all Losses arising out of or in connection with: (a) the inaccuracy or untruthfulness of any representation or warranty made by American Express; (b) any claim from a third party (including a Program Merchant) arising out of a failure by American Express to comply with its obligations under this Agreement, including failures to comply with Applicable Law and American Express’s obligations under Section 12; (c) any claim of infringement or misappropriation of any trade secret, copyright or other proprietary rights (other than patent rights), alleged to have occurred because of systems, software, materials, or other resources provided by American Express to Service Agent, or based upon performance of support functions in connection with this Agreement by American Express; (d) any claim or action by any employee or third party contractor of American Express or its subcontractors that Service Agent is liable to such person as the employer or joint employer of such person, including and any claim for employee benefits as a result thereof; and (e) any claim brought by a Program Merchant arising out of a failure by American Express to comply with its obligations under a Card Acceptance Agreement or based on termination of a Card Acceptance Agreement.

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17.3 Additional Indemnities

Each party (indemnitor) shall indemnify, defend and hold harmless the other, and Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, indemnitee), from any and all Losses threatened Losses arising from, in connection with, or based on allegations whenever made of, any the following: (a) the death or bodily injury of agent, employee (other than an employee of indemnitor), customer, business invitee, business visitor or other person caused by tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

17.4 Infringement or Misappropriation

If any item used by either party to perform its obligations under this Agreement becomes, in such party’s reasonable opinion is likely become, the subject of an infringement misappropriation claim or proceeding, in addition to indemnifying the other party as provided in this Section 17 and to the other rights the other party may have under this Agreement, such party shall: (a) secure the right at its expense to continue using the item; (b) if this cannot be accomplished with commercially reasonable efforts, then at such party’s expense, replace or modify the item make it non-infringing or without misappropriation, provided that any such replacement or modification shall not degrade performance or quality of the affected component of the Services or such party’s other obligations; (c) if neither of the foregoing can be accomplished by such party with commercially reasonable efforts, and only in such event, then remove the item from the Program, in which case the payment terms in Schedule 4 shall be equitably adjusted reflect such removal (and if in the other party’s reasonable opinion such removal is material to all or any portion of this Agreement, such party may terminate this Agreement).

17.5 Third-Party Claim Procedures

With respect to third-party claims the following procedures shall apply:

(a) Promptly after receipt by any entity entitled to indemnification under this Section 17, of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee shall seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within 15 days after receipt of notice from the indemnitee relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges without reservation its indemnification obligation and elects to assume control of the defense and settlement of that claim (a Notice of Election).

(b) If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim, which it shall defend actively and with all reasonable diligence; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim that imposes financial or other obligations on the indemnitee; provided that such approval shall not he unreasonably withheld. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph (and, in fact, diligently

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defends the claim), the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnitor.

(c) If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period or fails to diligently defend the claim, the indemnitee may defend the claim in such manner as it may deem appropriate (without any obligation to consult with or obtain any consent from the indemnitor), at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

17.6 Subrogation

If an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Section 17, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates.

18. LIABILITY

18.1 General

Subject to the specific provisions of this Section 18, it is the intent of the parties that each party shall be liable to the other party for any actual damages incurred by the non-breaching party as a result of the breaching party’s failure to perform its obligations in the manner required by this Agreement.

(a) SUBJECT TO SECTION 18.l(b), IN NO EVENT, WHETHER IN CONTRACT, IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), OR OTHERWISE, SHALL A PARTY BE LIABLE TO THE OTHER PARTY (OR ANYONE CLAIMING UNDER OR THROUGH THE OTHER PARTY) FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF, RESULTING FROM, ON IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

(b) Losses related to third party claims that are the subject of indemnification under Section 17 shall be considered direct damages and not within the categories of damages covered by the limitation in Section 18.l(a) regardless of their nature.

(c) Subject to Section 18.l(d), each party’s aggregate liability to the other under this Agreement for losses, claims, suits, controversies, breaches or damages for any cause whatsoever and regardless of the form of action or legal theory, shall not exceed the greater of (i) ***** and (ii) an amount equal to the total charges and fees payable to Service Agent by American Express under this Agreement during the 12 months prior to the month in which the most recent event giving rise to liability occurred.

(d) The limitation in Section 18.l(c) shall not apply to: (i) Losses related to claims that are the subject of indemnification under Section 17; (ii) Credit and Fraud Losses for which Service Agent is responsible under Section 3.2 of Schedule 4; (iii) obligations of a party to fulfill its funding obligations to Program Merchants or, in the case of American Express, its obligations to fund Service

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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Agent under this Agreement; (iv) damages arising from a party’s breach of Section 12 or 14.7; (v) damages arising from a party’s violation of Applicable Law; and (vi) damages arising from a party’s gross negligence or intentional or willful misconduct. For the avoidance of doubt, the limitations in this Section 18.1 do not apply to claims or actions arising under the APA .

18.2 Duty to Mitigate

Each party shall have a duty to mitigate damages for which the other party is responsible.

18.3 Force Majeure

Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement (other than the obligation to pay amounts due hereunder): (a) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, terrorism, riots, pestilence, civil disorders, governmental orders under the Defense Production Act, failure of telecommunications or banking systems, or any other cause beyond the reasonable control of such party, @I) provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (each such event, a Force Majeure Event). In such event the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance without delay. The party so delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. Service Agent shall not have the right to any additional payments from American Express for costs or expenses incurred by Service Agent as a result of any Force Majeure Event.

19. DISPUTE RESOLUTION

19.1 Claims and Commencement of Negotiation

All Claims arising out of or in connection with this Agreement shall be resolved pursuant to this Section 19 rather than by litigation. In the event of any Claim, the parties shall use commercially reasonable efforts to settle the Claim. To this effect, the party asserting the Claim shall provide notice thereof to the other party, and they shall meet and negotiate with each other and, recognizing their mutual interests, attempt, in good faith, to reach a solution satisfactory to both parties. If they do not reach a solution within a period of 60 days from the first meeting of the parties in negotiation, then the parties shall attempt to settle the Claim through mediation, as described in Section 19.2 below.

19.2 Mediation

Any Claim that bas not been resolved pursuant to Section 19.1 above shall be resolved, upon the election by either party, through mediation administered by an entity or organization located in New York, New York mutually agreed upon by the parties. The parties shall share equally in the costs of mediation. If they do not reach a solution within a period of 60 days from the first meeting of the parties in mediation, then upon the election by either party, the parties shall settle the Claim through binding arbitration in accordance with Schedule 6 by one party delivering to the other party a written notice that such party intends to pursue arbitration (Arbitration Notice).

19.3 Exceptions

Injunctive relief sought to enforce the confidentiality provisions of this Agreement shall not be subject to the requirements of this Section 19 unless the enforcing party elects to follow the mediation procedures set forth in Section 19 and Schedule 6. This Section 19 is not intended to, and does not, substitute for American Express’s ordinary business practices, policies, and procedures, including its rights to impose Non-compliance Fees.

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20. MISCELLANEOUS

20.1 Assignment

This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Neither party shall, or shall have the power to, assign this Agreement without the prior consent of the other, except that either party may assign its rights and obligations under this Agreement without the approval of the other party to: (a) an entity which acquires all or substantially all of the assets of the party; @) an Affiliate of the party; or (c) the successor in a merger or acquisition of the party. In the case of an assignment by Service Agent, the assignee must meet all the requirements set forth in this Agreement (including applicable Program Launch Conditions) and the Operating Regulations and must be otherwise capable of performing the obligations of Service Agent under this Agreement. Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without any such consent shall be void and of no effect as between the parties.

20.2 Notices

Updates to the Operating Regulations shall be effective when sent by e-mail or other means set forth in the Operating Regulations. All other notices and other communications shall be in writing and may be personally delivered, sent by facsimile transmission with receipt confirmed telephonically, or other form of telecommunication leaving a permanent visual record (provided that where telecommunications are used, the sender also sends a copy of this notice forthwith by prepaid first class post), by first class registered mail, or by an expedited mail courier service that delivers a signed receipt of delivery. All notices or other communications shall be deemed received or given at the time of actual delivery to Service Agent at the address specified on the first page of this Agreement and to American Express at the address set forth below:

American Express Travel Related Services Company, Inc., 3 World Financial Center, 200 Vesey Street, New York, N.Y. 10285, Attention: Sr. VP of Merchant Acquisition and Client Management – North America

With copy to:

American Express Travel Related Services Company, Inc., 3 World Financial Center, 200 Vesey Street, New York, NY 10285; Attention: General Counsel’s Office / ES Practice Group

20.3 Severability

If one or more of the provisions of this Agreement shall for any reason be held to he invalid, illegal or unenforceable, the remaining provisions of this Agreement shall he unimpaired, and the invalid, illegal or unenforceable provisions shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intentions of the parties underlying the invalid, illegal or unenforceable provisions.

20.4 Continued Performance

Except as otherwise directed by the other party, each party shall continue performing its obligations under this Agreement while a dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either party’s right to terminate this Agreement as provided in Section 13. In the event of a breach of this obligation (in addition to all other remedies and rights and without the same constituting an election of remedies) American Express shall be entitled to seek and obtain injunctive relief, without posting bond or proving damages, in addition to all other remedies.

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20.5 Waiver; Cumulative Rights

Failure to enforce any term or provision of this Agreement, to exercise any option which is provided, or to require at any time performance by either party, shall in no way be construed to be a waiver of any provisions of this Agreement. All rights and remedies of the parties are cumulative, not alternative.

20.6 Governing Law

This Agreement is governed by and shall be construed according to the laws of the State of New York without regard to internal principles of conflicts of law. Subject to Section 19, any action by either party shall be brought in the appropriate federal or state court located in the County and State of New York. Each party consents to the exclusive jurisdiction of such court and waives any claim of lack of jurisdiction or forum non conveniens.

20.7 Compliance with Law

Each party is solely responsible for ensuring that it complies with the Applicable Laws that apply to its respective obligations, responsibilities, and activities pursuant to this Agreement, including maintaining an effective compliance program to ensure such compliance. Service Agent’s responsibilities in this regard include: (a) implementing and maintaining policies and procedures designed to ensure compliance with the merchant validation, compliance, and information protection requirements provided in the Operating Regulations and (b) monitoring its performance under this Agreement and the actions of its Program Merchants to ensure Service Agent’s compliance with such requirements.

20.8 Regulatory Compliance

(a) Prohibition Lists. Without limiting the generality of Section 20.7, Service Agent shall maintain, either directly or through third parties, a compliance program that includes comprehensive procedures designed to ensure Service Agent’s compliance with the rules and regulations promulgated by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury. Service Agent’s procedures, which may be changed as Service Agent determines necessary to comply with Applicable Law, shall include regular screening against OFAC’s Specially Designated Nationals and Blocked Persons List and the U.S. Department of State’s Terrorist Exclusion List (TEL), and any similar lists promulgated by the U.S. Government (Prohibition Lists). Service Agent shall review potential matches identified by such screening, and if an actual match is confirmed, Service Agent shall (i) take any required actions to comply with Applicable Law (including, as needed, providing required notifications, blocking transactions or freezing funds) and (ii) alert American Express of any confirmed positive match of a Program Merchant to a Prohibition List.

(b) Screening. Service Agent will:

(i) include at least the following information in its screens of the Program Merchants against the Prohibition Lists: (A) legal name of the Program Merchant; (B) “Doing Business As”/ “Trade Name” name; and (C) Program Merchant Principal (including last name, first name, and, if obtained, middle name or initials on an account;

(ii) conduct screening against the entire Prohibition List for a particular Program Merchant when an account is opened for such Program Merchant, and for all Program Merchants on a periodic basis (generally quarterly). For clarification, Service Agent may change the frequency specified in this paragraph as it deems necessary in its sole discretion to comply with Applicable Law; and

(iii) promptly terminate the Card Acceptance Agreement of any Program Merchant listed on a Prohibition List and then notify American Express and the necessary Government Agency/regulator promptly after effecting such cancellation.

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(c) Training. Service Agent will:

(i) ensure all personnel performing applicable compliance activities are adequately trained, and Service Agent must provide refresher training at least annually thereafter. The scope of each employee’s training will be tailored to his or her particular job function;

(ii) cause its management to participate in training programs and take action to ensure high employee attendance;

(iii) ensure identified staff attend appropriate training sessions and have the knowledge necessary to fulfill their respective compliance obligations; and

(iv) refresh training programs and materials so that they remain current and relevant to the then-current regulatory environment and business processes.

20.9 No Tying of Banking Services to Program Merchant Acquisition or Servicing

The parties understand and acknowledge that in the ordinary course of business, certain of Service Agent’s sales channels from time to time may encourage the establishment of banking relationships with Service Agent Affiliates. Notwithstanding the foregoing, in carrying out the Services, Service Agent shall not require existing or prospective Program Merchants to establish a banking relationship with any Service Agent Affiliate or any specific banking institution designated by Service Agent as a condition to receiving Services under the Program.

20.10 No Factoring

Except as expressly permitted under this Agreement or as permitted by prior American Express written consent, Service Agent shall not factor any of its accounts receivable from American Express or American Express Affiliates under this Agreement or assign any interest therein as security for Service Agent obligations or otherwise permit any lien or security interest to attach to or remain on any of its accounts receivable; provided this paragraph shall not limit Service Agent’s right to pledge its assets as part of a debt financing transaction. For the avoidance of doubt, the foregoing language is not intended to express or imply that Net Settlement Funds are Service Agent assets.

20.11 Insurance

Service Agent shall provide and maintain in effect at all times the insurance coverages and comply with the related terms provided in Schedule 3. This insurance coverage is to protect the parties from any liability that may arise out of or result from Services provided by or the operations of Service Agent under this Agreement, whether such liability arises during Service Agent’s performance or subsequent to completion of its performance hereunder. Service Agent shall notify American Express immediately if any insurance coverage lapses or falls below the limits set forth in Schedule 3. These insurance requirements shall not in any way limit Service Agent’s indemnity obligations to American Express hereunder, nor shall they relieve or decrease the liability of Service Agent in any way. American Express does not in any way represent or warrant that the insurance or limits of insurance specified herein are sufficient or adequate to protect Service Agent’s interests or liabilities. Service Agent is responsible at its sole expense for providing any additional insurance that it deems necessary to protect those interests and liabilities.

20.12 Press Releases

Neither party shall issue any press release nor make any public announcement in respect of this Agreement or the other party without the prior written consent of the other party.

20.13 Interpretation

In construing this Agreement, unless the context requires otherwise: (a) the singular includes the plural and vice versa; (b) the term or is not exclusive; (c) the term including means “including, but not limited to;” (d) the term day means calendar day; (e) any reference to any agreement (including this Agreement and its

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Operating Regulations), instrument, contract, policy, procedure, or other document refers to it as amended, supplemented, modified, suspended, replaced, restated, or novated from time to time; and (f) all captions, headings, and similar terms are for reference only.

20.14 Counterparts; Facsimile Signatures

This Agreement may be executed in counterparts and each counterpart shall be deemed an original hereof. This Agreement may be executed by signatures transmitted via facsimile transmissions which shall be binding on the parties hereto and deemed original signatures hereof.

20.15 Consents and Approvals

Whenever the consent or approval of a party to this Agreement is required, such consent may be given or withheld by such party in its sole discretion, unless otherwise specifically stated.

20.16 Survival

The provisions of this Agreement which by their terms require continuing performance to honor the obligations herein, shall survive any termination or expiration of this Agreement, including Sections 12, 14, 15, 17, and 18 of this Agreement and section 2 of Schedule 4.

20.17 No Third Party Beneficiaries

Except as provided in Section 17, this Agreement is entered into solely between, and may be enforced only by, Service Agent and American Express, and this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties.

20.18 Mutually Negotiated

Each party acknowledges that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to American Express and Service Agent associated with their respective rights and obligations under this Agreement. The terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of, or against, either party by reason of the extent to which any party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement as each party is a sophisticated business entity and has fully negotiated this Agreement with the full participation of counsel and other advisors and it represents their mutual efforts and it represents their mutual intent.

20.19 Entire Agreement; Amendments

This Agreement contains the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof except as provided in Section 11. This Agreement and its terms may be amended, supplemented, or modified only by an instrument in writing executed by each party, and in accordance with Section 5.2 with respect to changes to Operation Regulations.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.		HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Thomas F. Pojers	By:	/s/ Robert H. Baldwin
Name:	Thomas F. Pojers	Name:	Robert H. Baldwin
Title:	Senior Vice President, Merchant Acquisition & Client Management	Title:	President & CFO

Date: 12-22-07		Date:	12/21/07

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SCHEDULE 1

DEFINITIONS

Affiliate means any entity that Controls, is Controlled by, or is under common Control with a party, including its subsidiaries.

American Express has the meaning given in the Preamble of the Agreement.

American Express Brand means the American Express name, trademarks, service marks, logos, and other proprietary designs and designations and the imagery owned by American Express or American Express Affiliate and the goodwill associated with all of the foregoing and with all the goods and services now and in the future provided, marketed, offered, or promoted by American Express or an American Express Affiliate.

American Express Materials means any software, Operating Regulations, business plans, procedures, and other materials containing technical or operational procedures provided by American Express under this Agreement.

American Express Network or Network means the network of Service Establishments and the operational, service delivery, systems, and marketing infrastructure that supports this Network and the American Express Brand.

Annual Charge Volume Maximum has the meaning given in Section 2.2 of Schedule 4.

Applicable Law means: (a) any law, statute, regulation, ordinance, or subordinate legislation in force from time to time to which a party or its Affiliates is subject; (b) the common law as applicable to the parties from time to time; (c) any court order, judgment, or decree that is binding on a party or its Affiliates; (d) any directive, policy, rule, or order that is binding on a party or its Affiliates and that is made or given by a regulator, or other government or government agency, of, in the case of items (a) through (d) above, any country, or other national, federal, commonwealth, state, provincial, or local jurisdiction; and (e) NACHA Operating Rules.

Application Set-Up Form means the form provided by American Express that Service Agent shall require each Program Merchant to complete in order to apply for Card acceptance.

Approval means a message from American Express granting the Authorization in response to a request for Authorization from a Program Merchant, consisting of an approval code.

Arbitration Notice has the meaning given in Section 19.2 of the Agreement.

Authorization means the process of a Program Merchant obtaining an approval code for a Charge in accordance with its CAA, or an Issuer’s granting approval of a Charge assigned to such Issuer.

Authorization Services means Services permitting the Program Merchant to obtain Authorizations from American Express.

Authorized Processor Agreement or APA means any separate agreement into which the parties have entered governing Service Agent’s performance of Processing Services. Authorized Processor Agreements are also known as “Authorized Gateway Provider Agreements”.

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AXP Data means all Cardmember information and Transaction Data and any information derived from such information.

Card means (a) any card, account access device, or payment device bearing an American Express or an American Express Affiliate trademark or logo and issued by an Issuer or (b) an account number issued by an Issuer, which can be used to purchase goods or services at Service Establishments on the American Express Network.

Card Acceptance Agreement or CAA means the agreement between American Express and the Program Merchant governing the Program Merchant’s Card acceptance. For the avoidance of doubt, Service Agent shall not be a party to the CAA.

Card Service means American Express’s worldwide business and Network under which Cardmembers use Cards to make purchases of goods and services at Service Establishments.

Cardmember means an individual, corporation, partnership, trust, association, or any other legally recognized entity or organization who has entered into agreement and established a Card account with any Issuer, or whose name appears on a Card.

Cardmember Information means names, addresses, account numbers, Card Identification Numbers (CIDs), expiration date, and other information about Cardmembers.

Charge or Charges means the total price, including all applicable taxes and gratuities, for the purchase of goods or services at a Program Merchant for which the Cardmember has signed a Charge Record or otherwise indicated intent to pay with the Card.

Chargeback means an amount which American Express is entitled to collect from a Program Merchant in accordance with the Card Acceptance Agreement.

Claim means any claim (including initial claims, counterclaims, cross-claims, and third party claims), dispute, or controversy between the parties arising from or relating to this Agreement, or the relationship resulting from this Agreement, whether based in contract, tort (including negligence, strict liability, fraud, or otherwise), or statutes, regulations, or any other theory.

Confidential Information means any information of a party that is protected as confidential information pursuant to Section 12 of this Agreement, including any information furnished or made available directly or indirectly by one party to the other that (a) is designated as “Confidential Information” of a party in this Agreement; (b) is marked confidential, restricted, or with a similar designation; or (c) would otherwise be considered confidential by a reasonable person in the payment card industry.

Control and its derivatives Controlled and Controlling mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest if not a stock corporation) of such entity ordinarily having voting rights.

Credit means an amount to be credited to a Cardmember’s Card account for return of goods or services originally purchased with the Card or for resolution of a dispute or complaint with a Cardmember.

Credit and Fraud Losses means any Chargebacks and credit write-offs, arising in connection with Charges submitted by Program Merchants for settlement that are not recoverable by Service Agent.

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Credit Loss Fees has the meaning given in Section 3.2 of Schedule 4.

Direct Program Merchant Fees has the meaning given in Section 4.2 of Schedule 4.

Direct Sales Channel means a Service Agent sales channel that is Controlled by Service Agent.

Discount means the amount that American Express charges a Program Merchant for accepting the Card, expressed as (i) a percentage (Discount Rate) of the face amount of Charges that the Program Merchant submits or (ii) a flat transaction fee, or a combination of both.

Effective Date has the meaning given in the Preamble of the Agreement.

ESA Agreement or External Sales Agent Agreement means any separate agreement into which the parties have entered governing Service Agent’s performance of services under American Express’s External Sales Agent program.

ESSP Development Costs means the actual reasonable out-of-pocket costs incurred by Service Agent performing ESSP Development Work.

ESSP Development Work means productive work reasonably worked by Service Agent employees and contracted third-parties, as appropriately recorded under a labor backing system, on product development projects required solely to fulfill Service Agent’s obligations under this Agreement. Hours worked in meeting obligations under the Authorized Processor Agreement, ESA Agreement or on work product to be used under any other agreement with American Express or a third party, and non-productive time, including holidays, vacation time, sick leave or other personal time off, education, training, travel, administrative, expense accounting, management time, and idle time between projects shall not be counted as ESSP Development Work.

Existing American Express Merchants has the meaning given in Section 8.5 of the Agreement

Force Majeure Event has the meaning given in Section 18.3 of the Agreement.

Independent Sales Organization or IS0 means a Service Agent sales channel that is not Controlled by Service Agent.

Indirect Sales Channel means an IS0 or any other Sales Agent that is not Controlled by Service Agent.

Initial Term has the meaning given in Section 13.1 of the Agreement.

Issuer means any entity (including American Express and American Express Affiliates) authorized by American Express or an American Express Affiliate to issue a Card and to engage in the Card issuing business.

License has the meaning given in Schedule 2.

Licensed Marks has the meaning given in Schedule 2.

Losses means all losses, liabilities, obligations, and damages payable to third parties (including governmental or regulatory agencies) in connection with a claim that is subject to indemnification under Section 17 of the Agreement, and all related costs and expenses (including reasonable legal and other professional fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

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Merchant Data means information about Program Merchants, including names, postal and e-mail addresses, tax ID numbers, and the names and social security numbers of the authorized signer of Program Merchants.

Merchant Processing Agreement means the agreement between a Service Agent and a Program Merchant setting out the terms under which the Program Merchant accepts and the Service Agent processes Other Payment Products as a form of payment for goods and services sold or provided by the Program Merchant. For the avoidance of doubt, the Card Acceptance Agreement may be a part of the documentation comprising the Merchant Processing Agreement, provided Service Agent is not a party to such Card Acceptance Agreement and American Express is not a party to such Merchant Processing Agreement.

Net Settlement Funds means funds payable to Program Merchants to settle Charges, net of Chargebacks, Discount, Credits, and any other applicable fees or amounts owed to American Express under this Agreement.

New Program Merchant bas the meaning given in Schedule 4.

Non-Compliance Fee means an assessment American Express may elect to receive under the Operating Regulations if Service Agent fails to: (a) meet a Performance Standard; (b) comply with certain provisions in this Agreement or the Operating Regulations; or (c) implement a required update to the Operating Regulations.

Notice of Election has the meaning given in Section 17.5 of the Agreement

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury.

Operating Regulations or Op Regs has the meaning given in Section 5.1 of the Agreement.

Other Payment Products means any charge, credit, debit, stored value or smart cards, account access devices, or other payment cards, services, or products other than the Cards.

Performance Standards means the standards to be used to monitor the Service Agent’s performance, including the service levels set forth in the Operating Regulations.

Point of Sale (or POS) Device/Process means an information processing device, including a terminal, personal computer, electronic cash register, or payment engine or process, used by a Program Merchant, which utilizes electronic or mechanical signals or impulses to obtain Authorizations or to collect Transaction Data, or both.

Processing Services means Authorization Services, Submission Services, Settlement Services, and Merchant Processor Support Services, each as defined in the Operating Regulations.

Program has the meaning given in Section 1.1 of the Agreement.

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Program Launch Conditions means the requirements provided in the Operating Regulations that Service Agent must satisfy prior to performing any Services under this Agreement.

Program Launch Date means the date Service Agent satisfies the Program Launch Conditions and begins performing Services.

Program Merchant means a Target Merchant that has entered into a Card Acceptance Agreement wherein such Target Merchant agrees: (a) to permit any Cardmember to charge purchases of goods and services at or with such merchant by means of the Card and (b) to transfer such Charges to American Express through a Service Agent. Program Merchants are one category of Service Establishments.

Prohibition List has the meaning given in Section 20.8 of the Agreement.

Registered Processor means an entity designated as a Registered Processor in the Operating Regulations.

Registered Risk Manager means an entity designated as a Registered Risk Manager in the Operating Regulations.

Residuals has the meaning given in Schedule 4.

Risk Management Services means the services described in Section 10 of the Operating Regulations

Sales Agent means an employee, agent, contractor, or other representative used by Service Agent to solicit Target Merchants or otherwise market the Program.

Service Agent has the meaning given in the Preamble of the Agreement.

Service Agent Direct Sales Force means the sales force comprised of employees (and not subcontractors) of Service Agent or a Sales Agent Affiliate.

Service Agent Materials means any software, manuals, business plans, procedures, and other materials containing technical or operational procedures provided by Service Agent under this Agreement.

Service Agent Merchant Base means the number of Target Merchants with which Service Agent has a Merchant Processing Agreement for Other Payment Products.

Service Agent Personnel means any or all of a Service Agent’s employees, agents, representatives, subcontractors (including Registered Processors, Registered Risk Managers, Direct Sales Channels, Sales Agents, and ISOs), and providers of its Point-of-Sale equipment or systems or payment processing solutions.

Service Establishment means any seller of goods or services, non-profit, or government entity that participates in the American Express Card Service by entering into a contract with American Express or its licensees wherein such seller agrees to (i) permit any Cardmember to charge purchases of goods and services at or with such Service Establishment by means of the Card and (ii) transfer such Charges (and Credits) to American Express or its licensee. Program Merchants are one category of Service Establishments.

Service has the meaning given in Section 4.1 of the Agreement.

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Submission Services means the Services described in the Submissions Section of the Operating Regulations.

Subsequent Term has the meaning given in Section 13.1 of the Agreement.

Target Merchant means any seller of goods or services, non-profit, or government entity that meets the Program qualifications provided in the Operating Regulations.

Term has the meaning given in Section 13.1 of the Agreement.

Termination Fee has the meaning given in Section 13.6 of the Agreement.

Transaction Fee has the meaning given in Schedule 4.

Transaction Data means all information required by American Express evidencing Charges or Credits, including information obtained at the point of sale, information obtained or generated during Authorization and settlement, and any Chargeback or Downgrade Fee information related to the transaction.

Transition Assistance has the meaning given in Section 14.1 of the Agreement.

Transition Merchant has the meaning given in Section 14.2 of the Agreement.

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SCHEDULE 2

TERMS GOVERNING USE OF AMERICAN EXPRESS LICENSED MARKS

The terms in this Schedule 2 (License) govern Service Agent’s use of the trade names, trademarks and service marks (hereinafter called the Licensed Marks) and any corresponding registrations and applications thereof listed on Exhibit A to this Schedule 2 in connection with the Program. References to American Express in this Schedule 2 refer to American Express’s Affiliate, American Express Marketing & Development Corp.

1. GRANT OF LICENSE

For purposes of and to facilitate the receipt of Services, American Express grants to Service Agent a nonexclusive, nontransferable license, free of the payment of royalties upon such license, to use the Licensed Marks, in the United States only, in its name and in connection with the goods and services covered by the Licensed Marks and any corresponding registrations referred to in Exhibit A, and Service Agent accepts the license subject to American Express’s right to add to or delete from Exhibit A upon thirty (30) days written notice, as well as the following terms and conditions.

2. OWNERSHIP OF MARKS

Service Agent acknowledges that American Express is the owner of the Licensed Marks, and agrees that it shall do nothing inconsistent with such ownership and that all use of the Licensed Marks by Service Agent shall inure to the benefit of and be on behalf of American Express, and agrees to assist American Express in recording this License with appropriate government authorities. Service Agent agrees that nothing in this License shall give Service Agent any right, title or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this License and Service Agent agrees that it shall not attack the title of American Express to the Licensed Marks or attack the validity of this License.

3. QUALITY STANDARDS

Service Agent agrees that the nature and quality of: all services rendered by Service Agent in connection with the Licensed Marks; all goods sold by Service Agent under the Licensed Marks; and all related advertising, promotional and other related uses of the Licensed Marks by Service Agent shall conform to standards set by and under the control of American Express.

4. QUALITY MAINTENANCE

Service Agent agrees to cooperate with American Express in facilitating American Express’s control of such nature and quality, to permit reasonable inspection of Service Agent’s operation, and to supply American Express with specimens of use of the Licensed Marks upon request. Service Agent shall comply with Applicable Laws and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License.

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5. FORM OF USE

Service Agent agrees to use the Licensed Marks only in the form and manner and with appropriate legends as prescribed from time to time by American Express, and not to use any other trademark or service mark in combination with any of the Licensed Marks without prior written approval of American Express.

6. INFRINGEMENT PROCEEDINGS

Service Agent agrees to notify American Express of any unauthorized use of the Licensed Marks by others promptly as it comes to Service Agent’s attention. American Express shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Marks but is under no obligation to do so.

7. TERMINATION/EXPIRATION

The License granted in this Schedule 2 is valid only for the term of the Agreement. Upon expiration or termination of the Agreement, Service Agent agrees to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from its corporate or business name, to cooperate with American Express or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records, to destroy all printed materials bearing any of the Licensed Marks and that all rights in the Licensed Marks and the goodwill connected therewith shall remain the property of American Express.

8. MISCELLANEOUS

This License shall not be construed as: (a) requiring the maintenance of the Licensed Marks; (b) a warranty as to the validity, enforceability or scope of the Licensed Marks; (c) a warranty or representation that any product or service shall be free from infringement of trademarks or other intellectual property rights of third parties; (d) an agreement to bring or prosecute actions against third party infringers of the Licensed Marks; (e) conferring any express or implied right under the Licensed Marks except as provided herein; or (f) creating any American Express liability to Service Agent or to any other party as a result of the license granted hereunder or as a result of Service Agent’s use of this license.

EXHIBIT A TO SCHEDULE 2

MARKS

Licensed Mark	Registration Number	Class
AMERICAN EXPRESS	1024840	35, 36, 39, and 42
AMERICAN EXPRESS & DESIGN	1032516	36, 39, and 42

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SCHEDULE 3

INSURANCE

1. Service Agent shall provide and maintain the following minimum insurance coverage:

Workers’ Compensation covering all Service Agent Personnel in accordance with applicable statutory requirements and Employer’s Liability Insurance in an amount of not less than $1,000,000 per accident for bodily injury by accident, $1,000,000 policy limit by disease and $1,000,000 per employee for bodily injury by disease.

Commercial General Liability Insurance written on an occurrence form including coverage for bodily injury, property damage, products and completed operations, personal injury, advertising injury, and contractual liabilities arising out of any and all services provided by Service Agent under this Agreement with minimum limits of $1,000,000 per occurrence and $2,000,000 annual aggregate. The policy shall be endorsed to name American Express Company, its subsidiaries, directors, officers, agents, and affiliates as additional insured.

Professional Liability / Errors and Omissions coverage of not less than $10,000,000 each claim and annual aggregate. The policy must include coverage for computer-related / cyber risks. If coverage is written on a claims-made basis, coverage with respect to any and all work performed in connection with this Agreement shall be maintained for a period of at least three years from the expiration or termination of this Agreement.

Fidelity / Crime Bond of not less than $5,000,000 each claim. The policy must include coverage for loss of money, securities, or other property owned by American Express, its Cardmembers, or its Program Merchants (or any or all of them) through any fraudulent or dishonest act committed by any Service Agent employee or person under Service Agent’s supervision, whether acting alone or in collusion with others and coverage for computer / cyber crime. The policy shall name American Express as a loss payee.

Umbrella I Excess Liability with policy limits of not less than $20,000,000 per occurrence and annual aggregate, as excess over general liability, automobile liability, and employer’s liability. In addition to including the general policy provisions required below, the terms and conditions of this policy must be at least as broad as the underlying general liability, automobile liability, and employers’ liability policies required herein, including naming American Express Company, its subsidiaries, directors, officers, employees, agents, and affiliates as additional insured where required.

2. All insurance policies shall be issued by companies licensed to do business in the states where Services are provided or the operations performed and must be rated “A-”, “ X or better by A.M. Best. All insurance policies shall include waivers of subrogation against American Express Company, its subsidiaries, directors, officers, employees, agents, and affiliates and shall require at least 30 days written notice to American Express prior to cancellation or non-renewal. All insurance policies shall apply as primary to and non-contributory with any other insurance afforded to American Express Company, its subsidiaries, directors, officers, employees, agents, and affiliates. All insurance policies shall include coverage for defense costs and related expenses.

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3. Prior to provision of Services under this Agreement and prior to the expiration of any required policy of insurance, Service Agent shall cause its insurers or their authorized agents to provide American Express with certificates of insurance evidencing the required coverage.

4. Service Agent must ensure that its subcontractors maintain in effect at all times insurance coverages typical for companies of their size and operating in their businesses and otherwise sufficient to protect the parties from any liability that may arise out of their performance of Services. Service Agent shall be liable to American Express for all damages incurred by American Express as a result of Service Agent’s failure to carry adequate coverage for its subcontractors, or failure to require its subcontractors to carry adequate coverage as prescribed herein.

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SCHEDULE 4

FINANCIAL TERMS

1. GENERAL

All amounts set forth in this Schedule 4 are stated in U.S. dollars and shall apply regardless of the location in which the Services are provided or performed, unless amended by agreement of the parties in accordance with the provisions of this Agreement. This Schedule 4 describes all fees payable by American Express to Service Agent for Service Agent’s provision of Services and participation in the Program.

In this Schedule 4, references to time shall be in Eastern Time and references to days, months, quarters, and years shall be to calendar days, calendar months, calendar quarters and calendar years unless specified otherwise.

2. RESIDUAL PAYMENTS

2.1 General Obligation

(a) American Express will pay Service Agent a residual percentage of the monthly Charge Volume submitted by each New Program Merchant signed by Service Agent (Residuals). Residuals will be calculated each month for each New Program Merchant by multiplying the Residual Percentage (defined below) by the Charge Volume for the month for each New Program Merchant, up to a maximum of ***** Charge Volume in each year (Annual Charge Volume Maximum) (e.g., if the Residual Percentage is ***** basis points ***** and Charge Volume for a New Program Merchant in a year is *****, then the Residual for that year would be *****, calculated by multiplying ***** * the ***** maximum).

(b) A New Program Merchant is a Program Merchant that does not accept Cards under any American Express Card Service program at the time of signing. Service Agent will not receive Residuals for any Program Merchant currently accepting Cards that transfers from American Express or another service agent under the Program to Service Agent. American Express will pay Residuals in the month following the month in which they are earned. For purposes of this Section, Charge Volume means, with respect to each New Program Merchant, total Charges on net purchases less Chargebacks, Credits, and any other amounts owed to American Express by such New Program Merchant.

2.2 Residual Period

Service Agent will receive Residuals for each New Program Merchant from the date the New Program Merchant agrees to accept Cards until the earlier of (i) five years after such date; or (ii) the date the New Program Merchant ceases to accept Cards.

2.3 Residual Percentages

Beginning on the Program Launch Date, the Residual Percentage will be ***** basis points *****. Thereafter, it will be adjusted on an annual basis based on Service Agent’s performance against annual New Signings Targets as follows:

(a) New Signings Targets. Below are annual targets of New Program Merchant Signings that Service Agent is expected to meet or exceed each calendar year (each a New Signings Target). A New Program Merchant Signing occurs when a New Program Merchant signed by Service Agent submits its first Charge of greater than *****.

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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Year	Annual New Signings Target
2008	*****
2009	*****
2010	*****
2011	*****
2012	*****
2013	*****
After 2013	As mutually agreed

(b) Adjustments to the Residual Percentage Based on 2008-2013 Performance.

(i) If the actual number of New Program Merchant Signings exceeds the target range in a given year and ***** of the merchants signed are active by the end of the year, then the Residual Percentage for those Signings will be increased to ***** basis points ***** for the following two calendar years.

(ii) If the actual number of New Program Merchant Signings is below the target range in a given year, then the Residual Percentage for those Signings will be reduced to 40 basis points (0.40%) for the following two calendar years.

3. FEES

3.1 Transaction Fees

American Express shall pay Service Agent ***** per Card transaction submitted by a Program Merchant (including both Charge and Credit transactions) for which Service Agent provides Processing Services (Transaction Fee). American Express shall pay Transaction Fees in accordance with standard American Express settlement procedures and the timelines provided in the Operating Regulations.

3.2 Credit Loss Fees

(a) American Express shall pay to Service Agent the fees described in Section 3.2(b) below (the Credit Loss Fees), in exchange for which Service Agent shall, as between American Express and Service Agent, bear economic responsibility for Credit and Fraud Losses attributable to the Program Merchants related to Charges from and after the date upon which Service Agent commences providing Services to the Service Agent. If Service Agent elects to pursue formal dispute resolution or collections activities using a third party in a manner permitted by the Card Acceptance Agreement and this Agreement, then effective as of the date Service Agent initiates such activities, American Express shall be deemed to have assigned to Service Agent the rights under such Program Merchant’s Card Acceptance Agreement relating to the transactions giving rise to Credit and Fraud Losses attributable to such Program Merchant. American Express shall execute such further instruments of assignment as to transactions for which Service Agent has assumed responsibility pursuant to this Section 3.2(a), as may be reasonably requested by Service Agent from time to time.

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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(b) American Express shall pay a monthly Credit Loss Fee of ***** basis points ***** of Charge Volume for the month. American Express shall determine, and pay to Service Agent, the Credit Loss Fee for each month by the 15th day of the following month. American Express will include the calculation it used to determine the Credit Loss Fee along with each monthly payment.

(c) Six months following the Program Launch Date and on each anniversary of the Program Launch Date thereafter, or following any consecutive three-month period in which the Credit and Fraud Loss write-off rate for Card transactions from Program Merchants increases or decreases by more than ***** basis points ***** from the then-current rate, the parties shall meet to discuss whether the Credit Loss Fee reflects appropriate compensation for the level of Risk Management Services provided by Service Agent, and make any mutually agreed adjustments to such fee. As of the Effective Date, the current Credit and Fraud Loss write-off rate is *****. Service Agent shall provide American Express with a report of its Credit and Fraud Loss write-off rate for Card transactions from Program Merchants and supporting documentation prior to the date of each review period contemplated above, and when otherwise reasonably requested by American Express.

3.3 Fees for Funding of Settlement

(a) Definitions:

(i) Prime Rate means the rate of interest presented in the Federal Reserve Statistical Release H.15 selected interest rates daily published on the http://www.federalreserve.gov/releases/h15/ website or its successor website.

(ii) Pre-Funding Amount for each calendar day means the total Net Settlement Funds that Service Agent has paid to Program Merchants under this Agreement as of 10:00 p.m. Eastern Time on such day, less the amount of such Net Settlement Funds subsequently paid by American Express to Service Agent. Service Agent will credit American Express for any net settled amounts that exceed the amount Service Agent has remitted to, or otherwise credited Program Merchants.

b) Cost of Funds Fee.

(i) Service Agent shall send to American Express, on or prior to the 10th day of each calendar month, an invoice with respect to the preceding calendar month detailing: (A) the Pre-Funding Amount for each day of such calendar month; and (B) the applicable fee that American Express shall pay for such pre-funding activity (Cost of Funds Fee) as determined in paragraph (ii) below.

(ii) The Cost of Funds Fee in paragraph (i)(B) above shall be calculated each day using the following formula: [(Prime Rate / 365) * Pre-Funding Amount]. Service Agent shall invoice American Express for the sum of the daily Cost of Funds Fees at the end of each month as indicated above in paragraph (i).

3.4 Fees for Program Merchants Referred by American Express

If an American Express sales representative refers a merchant who desires to participate in the Program to Service Agent (an American Express Referral Merchant), Service Agent shall cause such merchant to execute a CAA and such merchant shall be considered a Program Merchant for all purposes under this Agreement, except the pricing in this Schedule 4 applicable to such American Express Referral

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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Merchant shall be revised as follows: (a) American Express shall pay Service Agent a one-time fee equal to $100 for each American Express Referral Merchant that Service Agent causes to execute a CAA; and (b) notwithstanding anything to the contrary in Section 2 above, Service Agent shall not receive Residuals for any American Express Referral Merchants. A merchant shall count as an American Express Referral Merchant only if the sales process has been completed by American Express such that limited additional sales effort on the part of Service Agent is necessary for such merchant to execute a CAA. If any material sales effort on the part of Sales Agent is required for such merchant to execute a CAA, then it shall not be treated as an American Express Referral Merchant hereunder (in which case the compensation under Section 2 hereof shall apply).

4. DISCOUNT AND RELATED PROGRAM MERCHANT FEES

4.1 Discount

(a) American Express in its sole discretion shall establish the Discount applicable to each Program Merchant, and any related downgrade charges, surcharges, or other fees and assessments payable by a Program Merchant. American Express shall notify Service Agent of the current Discount and any such related downgrade charges, surcharges and other fees and assessments prior to the date Service Agent begins soliciting Target Merchants, and with updates to such amounts from time-to-time during the term of the Agreement.

(b) Service Agent shall clearly communicate the applicable Discount and any associated downgrade fees to the Program Merchants without mark-up, discount, or other adjustment. Service Agent may bundle other fees and assessments that American Express requires Service Agent to collect from Program Merchants in a manner that is consistent with how it presents similar fees and assessments for Other Payment Products.

4.2 Related Program Merchant Fees

(a) Service Agent may charge Program Merchants additional servicing fees under a Merchant Processing Agreement related to Card acceptance (e.g., fees for electronic authorizations, manual voice authorizations, processing fees, statement fees) (collectively, Direct Program Merchant Fees), provided such Direct Program Merchant Fees (i) are directly related to processing and merchant servicing functions provided to the Program Merchants and (ii) do not have the effect (whether directly or indirectly) of discriminating against Cards as compared to any Other Payment Product. Service Agent may not, for example, charge a per transaction servicing or authorization fee for American Express if it is not charging one for all Other Payment Products.

(b) American Express shall deduct a fee from each Charge from a Program Merchant submitted to American Express for settlement, which shall be calculated by (i) multiplying the amount of the Charge by American Express’s then-current standard Discount Rate (or, if applicable, applying a flat fee Discount) and (ii) adding any additional fees or assessments (or both) American Express in its sole discretion elects to charge (e.g., downgrade fees, Non-Compliance Fees).

5. CHARGES TO FEES

5.1 Residuals or Transaction Fees

American Express shall not change the amount of any Residuals or Transaction Fees payable directly to Service Agent without Service Agent’s prior written consent.

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5.2 Discount

American Express may change the applicable Discount from time to time during the Term, and any additional fees or assessments (or both) applicable to Program Merchants, by updating the Operating Regulations. Service Agent shall promptly communicate any change made by American Express to the Program Merchants.

6. ESSP DEVELOPMENT COSTS

American Express shall pay Service Agent ***** of ESSP Development Costs within 30 days of the Effective Date. Except as provided by Section 13.6 of the Agreement, Service Agent shall be responsible for all development costs in excess of such maximum that are required to implement the Program and otherwise meet the Program Launch Conditions.

7. NON-COMPLIANCE FEES AND INCENTIVE BONUSES

The Operating Regulations provides for certain Non-Compliance Fees payable by Service Agent and incentive bonuses payable by American Express in addition to the amounts payable by American Express pursuant to this Schedule 4.

8. TAXES

(a) Except to the extent that American Express has provided an exemption certificate, direct pay permit or other such appropriate documentation, Service Agent shall invoice any sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes however designated that are properly levied by any taxing authority upon the Services and any products provided under this Agreement and required by Applicable Law (all of which shall be the responsibility of American Express), excluding however taxes based upon Service Agent’s net income and any taxes or amounts in lieu thereof (including Michigan Business Taxes and Washington B&O taxes) paid or payable by Service Agent.

(b) If after the Effective Date, Service Agent believes that it is required by Applicable Law to collect any such taxes for which American Express would be responsible pursuant to this Agreement, but which do not apply on the Effective Date, Service Agent shall use reasonable efforts to notify Americas Express of such new or additional taxes, provided that Service Agent’s failure to so notify shall not preclude American Express’s liability for such taxes except to the extent American Express is prejudiced as a result of such failure. After such notice has been given, if American Express concludes that there is a reasonable basis for not collecting any such taxes, in whole or in part, and provides in writing such basis together with a request not to collect such taxes, and with an indemnification to Service Agent for such taxes, then Service Agent shall not collect such taxes. If American Express does not make a request to Service Agent to not collect such taxes, Service Agent shall collect such taxes directly from American Express and remit such taxes to the appropriate governmental authority and shall provide written documentation thereof to American Express as required by Applicable Law. If American Express does not request Service Agent to not collect such taxes, Service Agent shall reasonably cooperate with American Express in seeking any refunds of taxes paid in excess of amounts owed by American Express, as reasonably directed by, and at the expense of, American Express.

(c) American Express and Service Agent shall each bear sole responsibility for all taxes, assessments, and other ad valorem levies on each party’s respective owned property, except where provided otherwise in this Agreement.

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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(d) Service Agent shall be financially responsible for, and hold harmless American Express from, any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by Service Agent on any goods or services used or consumed by Service Agent in providing the Services where the tax is imposed on Service Agent’s acquisition or use of such goods or services and the amount of tax is measured by Service Agent’s costs in acquiring such goods or services.

(e) Wherever in this Agreement it is indicated that functions or services are to be performed by Service Agent for American Express and/or rights are to be granted by Service Agent to American Express as part of, or in connection with, the Services and/or at no additional charge or cost to American Express, the parties acknowledge and agree that any such functions, services and/or rights are de minimis in nature and are not the principal or direct objective of the transactions contemplated by this Agreement.

(f) American Express and Service Agent shall cooperate to segregate the charges payable pursuant to this Agreement into the following separate payment streams for each taxing jurisdiction: (i) those for taxable Services and products; (ii) those for nontaxable Services and products; (iii) those for which a sales, use, value-added, or other similar tax has already been paid; and (iv) those for which Service Agent functions merely as a paying agent for American Express in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. For each listed Service and/or product on an invoice, Service Agent shall separately show any tax that is being collected, the amount of tax for each line and the jurisdiction for which each tax is being collected. Service Agent represents that as of the Effective Date it is registered with all State taxing authorities in States that impose sales, use, or other transaction-based taxes on the Services, and that it will register in the ordinary course with any additional States that implement such taxes after the Effective Date.

(g) Each party shall reasonably cooperate with the other to determine liability for taxes accurately, and minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a party. If American Express exercises its right pursuant to subsection 8(b) to not have taxes collected and if Service Agent subsequently receives a notice from any taxing authority with respect to an assessment, potential assessment or imposition of any additional taxes, penalty and interest that relate to the non-collection of tax pursuant to subsection 8(b), Service Agent shall submit such notice to American Express for reimbursement of the additional taxes, penalty and interest by American Express. American Express shall have the right, at its expense, to contest the imposition of such taxes. Service Agent agrees to cooperate as reasonably requested by American Express in any such contest regarding the imposition of such taxes, provided that such cooperation shall not require Service Agent to delay or restrict the resolution of tax issues related to Service Agent that do not affect American Express’s liability for taxes hereunder.

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SCHEDULE 5

LIST OF SUBCONTRACTORS

•	TSYS

•	TSYS – handles front end Authorizations and back end clearing for some accounts

•	GRS (Golden Retriever Systems) – takes files from our non-exchange front-ends and formats

•	the data for Service Agent. Note that Exchange is Service Agent’s proprietary front end system.

•	First Data Merchant Services – handle front end Authorization for some accounts

•	Chase Paymentech – handle front end Authorization for some accounts

•	Global Payments – handle ARU and Voice Authorizations for some accounts

•	Merchant Link – handle front end Authorizations for some accounts

•	Authorize.net – gateway used for front end Authorizations on some accounts

•	Buypass (First Data Merchant Services) – support for front end Petroleum and EBT accounts

•	VeriSign (PayPal) – gateway used for Authorizations on some accounts

•	ADS (Alliance Data Systems) – support for front end Petroleum accounts

•	KeyBank – a Sponsor Bank

•	Heartland Bank – a Sponsor Bank

•	Bremer Bank – a Sponsor Bank

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SCHEDULE 6

ARBITRATION PROCESS

1.	The party asserting the Claim shall select one of the following arbitration organizations, which shall apply its rules in effect at the time the Claim is filed. In the event of an inconsistency between this section and any rule or procedure of the arbitration organization, this section shall control. The party asserting the Claim shall simultaneously notify the other party of its selection. If American Express’s selection is not acceptable to Service Agent, then Service Agent may select another of the following organizations within 30 days after its receives notice of American Express’s initial selection. Any arbitration hearing that Service Agent attends shall take place in the federal judicial district where its headquarters is located.

•	National Arbitration Forum (NAF); P.O. Box 50191, Minneapolis, MN 55404-0191; 1-800-474-2371; www.arbitration-forum.com

•	American Arbitration Association (AAA):335 Madison Avenue, New York, NY 10017; 1-800-778-7879; www.adr.org

2.	IF ARBITRATION IS CHOSEN BY ANY PARTY WITH RESPECT TO A CLAIM, NEITHER PARTY SHALL HAVE THE RIGHT TO LITIGATE THAT CLAIM IN COURT OR HAVE A JURY TRIAL ON THAT CLAIM, OR TO ENGAGE IN PRE-ARBITRATION DISCOVERY EXCEPT AS PROVIDED FOR IN THE RULES OR PROCEDURES OF NAF OR AAA, AS APPLICABLE. FURTHER, SERVICE AGENT SHALL NOT HAVE THE RIGHT TO PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A MEMBER OF ANY CLASS OF CLAIMANTS PERTAINING TO ANY CLAIM. NOTE THAT OTHER RIGHTS THAT IT WOULD HAVE IN COURT MAY ALSO NOT BE AVAILABLE IN ARBITRATION.

3.	All parties to the arbitration must be individually named. There will be no right or authority for any Claims to be arbitrated or litigated on a class-action or consolidated basis, on behalf of the general public or other parties, or joined or consolidated with claims of other parties, and the parties are specifically barred from doing so. This prohibition is intended to, and does, preclude any trade association or other organization from arbitrating any Claim on a representative basis on behalf of the organization’s members. The arbitrator’s authority to resolve Claims is limited to Claims between the parties alone, and the arbitrator’s authority to make awards is limited to awards to the parties alone.

4.	The arbitrator shall have the power and authority to grant equitable relief (e.g., injunction, specific performance) and, cumulative with all other remedies, shall grant specific performance whenever possible. The arbitrator shall have no power or authority to alter this Agreement or any of its separate provisions, including this section, nor to determine any matter or make any award except as provided in this section.

5.	This section is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (FAA). The arbitrator shall apply New York law and applicable statutes of limitations, honor claims of privilege recognized by law and, at the timely request of either party, provide a written and reasoned opinion explaining his or her decision. The arbitrator shall apply the rules of the arbitration organization selected, as applicable to matters relating to evidence and discovery, not the federal or any state rules of civil procedure or rules of evidence. At any time within ninety (90) days after the date of the

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Arbitration Notice, the parties can make discovery requests of the other (including, but not limited to, requests for delivery of documents, production of witnesses for testimony and delivery of interrogatory responses). The recipient of a discovery request shall have thirty (30) days after the receipt of such request to object to any or all portions of such request and make an application to the arbitrator to limit the scope of such discovery request, and shall respond to any portions of such request not so objected to within thirty (30) days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. Within ten (10) business days after the end of the period for the submission by the requested party of an application to limit the discovery request, the arbitrator shall grant or deny such discovery request, in whole or in part, to the extent the arbitrator determines such discovery is or is not, as the case may be, reasonably necessary to enable the requesting party to obtain information relevant to the dispute without unreasonably burdening the requested party. The requested party shall comply with a discovery request granted by the arbitrator within twenty (20) business days after such discovery request is granted, or within such longer period as the arbitrator may determine upon application of the requested party for extension thereof for reasonable cause. Neither party shall be permitted to make more than one application for discovery to the arbitrator. All depositions shall be taken in the city in which the person being deposed resides or has its principal place of business, unless otherwise agreed by the parties. The arbitrator is not authorized to subpoena documents or perform independent investigations. Hearings must commence no later than six (6) months following the date of the Arbitration Notice and such hearings shall be conducted for no more than ten (10) business days.

6.	The arbitrator’s decision shall be final and binding, except for any rights of appeal provided by the FAA or if the amount of the award exceeds US$100,000, either party can appeal that award to a three-arbitrator panel administered by NAF or AAA, as applicable, which shall reconsider de novo any aspect of the initial award requested by majority vote and whose decision shall be final and binding. The decision of that three person panel may be appealed as provided by the FAA. The costs of such an appeal shall be borne by the appellant regardless of the outcome of the appeal. The arbitration proceeding and all testimony, filings, documents, and any information relating to or presented during the proceedings shall be deemed to be Confidential Information, not to be disclosed to any other party. Judgment upon the award rendered by the arbitrator may be entered in any state or federal court in the federal judicial district where Service Agent’s headquarters or assets are located.

7.	All offers, promises, conduct, and statements, whether written or oral, made in the course of the negotiations, mediations, arbitrations, and proceedings to confirm arbitration awards by either party, its agents, employees, experts or attorneys, or by the mediator or arbitrator, including any arbitration award or judgment related thereto, are confidential, privileged, and inadmissible for any purpose, including impeachment or estoppel, in any other litigation or proceeding involving any of the parties or non-parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation, mediation, or arbitration.

8.	Either party may seek equitable relief in arbitration prior to arbitration on the merits to preserve the status quo pending completion of such process. This section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, including legal fees, to be paid by the party against whom enforcement is ordered.

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SCHEDULE 7

AMERICAN EXPRESS MERCHANT BASE QUALIFICATION CRITERIA

Performance Area	Required Performance
Active New Merchants

•       Program running nationwide for at least 6 months

•       Signed at least ***** active Program Merchants

•       Achieving nationwide average close rates of at least ***** for at least the past 60 days

•       50% of new Program Merchants signed submit a transaction valued at $50 or more within 90 days of signing

Welcome Acceptance

•       Active and signage suppression rates less than 14% for a statistically significant sample of merchants with a tenure of at least 90 days

•       American Express acceptance score of 98% (i.e. 98% of sampled merchants) must provide verbal confirmation of acceptance of Cards

Data Quality	• Satisfactory rating on a review of Program Merchant maintenance data

Operations

•       No substantive open issues for any major operational area (onboarding, risk, settlement, statementing, etc..)

•       Confirmation that Program Merchant satisfaction with the Program is at least comparable to satisfaction with Other Payment Products

•       Satisfactory quality and timeliness on all reports for last 90 days

The parties shall measure Service Agent’s progress against the performance metrics above on a monthly basis, beginning three months after the Program Launch Date, except to the extent a different measurement methodology is specified for particular performance criteria.

* Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

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